SunPower Corporation, Systems
51 Rio Robles
San Jose, California 95134

May 31, 2022

TotalEnergies Renewables USA, LLC
1201 Louisiana St.
Suite 1800
Houston, Texas 77002
Attention: Marc-Antoine Pignon, CEO
With a copy to: Legal
Email: Marc-Antoine.Pignon@totalenergies.com
Cynthia-R.Martinez@totalenergies.com

Re:    Letter Agreement

Reference is hereby made to (i) the Equity Purchase Agreement, dated as of February 6, 2022 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), by and between SunPower Corporation, Systems, a Delaware corporation (“Seller”), and TotalEnergies Renewables USA, LLC, a Delaware limited liability company (“Buyer”), and (ii) the Reorganization Agreement, dated as of February 6, 2022 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Reorganization Agreement”), by and between SunPower Corporation, a Delaware Corporation (“Seller Parent”), and TotalEnergies Distributed Generation USA, LLC, a Delaware limited liability company (“TEDGUS” or the “Company” and, together with Buyer, Seller and Parent, the “Parties”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Purchase Agreement or the Reorganization Agreement, as applicable.

In consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1.Waiver. Pursuant to Section 11.02 of the Purchase Agreement, Buyer hereby irrevocably waives the condition to Closing contained in Section 8.02(a)(i) and the covenant contained in Section 9.01(a) under the Purchase Agreement solely with respect to the representation and warranty set forth on Exhibit A attached hereto, and Buyer shall not have, and shall not assert, any right or claim in respect of a breach or inaccuracy of such representation or warranty under the Purchase Agreement; provided, however, such waiver in this Section 1 is, in all instances, conditioned upon and subject to Seller Parent delivering the Seller guaranty as set forth in Section 2 of this letter agreement (the “Seller Guaranty”).

2.    Seller Guaranty. To induce Buyer to consummate the transactions contemplated by this letter agreement, the Purchase Agreement and the other Transaction Documents, Seller Parent shall provide the Seller Guaranty in the form attached hereto as Exhibit B. In accordance with and subject to the terms therein, the Seller hereby acknowledges and agrees that when duly executed and delivered by Seller Parent, the Seller Guaranty will constitute a legal, valid and binding obligation of Seller Parent enforceable against Seller Parent in accordance with its terms.

3.    Transfer of Certain Assets. Each party hereby acknowledges and agrees that, notwithstanding anything to the contrary set forth in the Purchase Agreement or the Reorganization Agreement:

a)    the Group Company Interests of each of the Remaining Entities (as defined in the TSLTA) will not be transferred to TEDGUS or any of its Affiliates at the Closing and will instead be retained by Seller or its applicable Subsidiaries (other than the Group Companies) until they are conveyed, transferred and delivered to TEDGUS pursuant to the terms of the Technical Services and License Transition Agreement to be entered into by Seller and TEDGUS at the Closing substantially in the form attached hereto as Exhibit C (the “TSLTA”);

b)    the Technical Services Employees (as defined in the TSLTA) will remain employees of Seller until such time as they commence employment with TEDGUS or an affiliate thereof in accordance with the TSLTA; and

c)    the Remaining Contracts (as defined in the Remaining Contracts Agreement) will not be transferred to TEDGUS or any of its Affiliates at the Closing and will instead be retained by Seller or its applicable Subsidiaries (other than the Group Companies) until they are conveyed, transferred, assigned and delivered to the applicable Group Company pursuant to the terms of the Agreement for the Maintenance of Remaining Contracts to be entered into by Seller and TEDGUS at the Closing substantially in the form attached hereto as Exhibit D (the “Remaining Contracts Agreement”).

Conditioned upon the due execution and delivery of the TSLTA and the Remaining Contracts Agreement, solely to the extent the matters referred to in clauses (a), (b) and (c) of this Section 3 would cause Seller to fail to satisfy or fulfill the condition to Closing set forth in Section 8.02(a) or Section 8.02(b) of the Purchase Agreement, Buyer hereby irrevocably waives such failure to satisfy or fulfill at or prior to the Closing Date.

4.    Buyer Indemnification Rights. Each Party acknowledges and agrees that, notwithstanding anything to the contrary in the Purchase Agreement, that:

a)    Seller’s and TEDGUS’s entry into and delivery of the TSLTA and the Remaining Contracts Agreement shall not (i) in any manner adversely affect Buyer’s right to be indemnified by Seller in accordance with Section 9.02(e) of the Purchase Agreement or (ii) in any instance constitute the entry into a “mutually agreeable arrangement” for any purposes under Section 5.03 or 9.02(e) or any other provision of the Purchase Agreement;

b)    for the avoidance of doubt, Section 9.02(e) of the Purchase Agreement, including Buyer’s indemnification rights thereunder, shall survive and be in full force and effect until such time as the TSLTA and Remaining Contracts Agreement are no longer in full force and effect, at which time Buyer shall have the right to be indemnified and held harmless pursuant to Section 9.02(e); and

c)    for the avoidance of doubt, Buyer shall have the right to be indemnified and held harmless under Section 9.02(e) of the Purchase Agreement only to the extent that the termination, cancellation or voiding of such Material Contract was not caused, requested or directed by Buyer.

5.    Required Third Party Consents. Each Party acknowledges and agrees that, notwithstanding anything to the contrary in the Purchase Agreement, including Section 5.03(b) of the Purchase Agreement, or any other Transaction Document, with respect to any Material Contract, Seller’s covenants set forth Section 5.03(b)(i) of the Purchase Agreement shall continue until the earlier to occur of (x) such Material Contract having been transferred, assigned and conveyed to TEDGUS or another Group Company designated by Buyer and (y) Seller and Buyer having entered into a mutually agreeable arrangement for such Material Contract pursuant to Section 5.03(b)(iii) of the Purchase Agreement.

6.    Philippines Business Employees.

a)    Notwithstanding anything to the contrary in the Purchase Agreement or the Reorganization Agreement, the employment of the Business Employees whose principal place of employment is in the Philippines (the “Philippines Business Employees”) will not be transferred to TotalEnergies Distributed Generation Philippines, Inc. (“Philippines HoldCo”) at Closing, but instead will be transferred within ten (10) days following the date Philippines HoldCo has obtained all government registrations required to conduct business and hire employees (the “Philippines Transfer Date”).

b)    Prior to the Philippines Transfer Date, Sections 3.4 (except for the second sentence of Section 3.4.3), 3.6 through 3.10, 5.1.1, 5.2 (other than Section 5.2.2), 5.4.1, 5.4.2, 7.3.2 and, to the extent applicable, 11.1 and 11.2 of the TSLTA shall apply to the Philippines Business Employees, except that all references to (i) “Systems” shall be deemed references to “SunPower Philippines Ltd.”, (ii) “TSEs” shall be deemed references to “Philippines Business Employees”, (iii) “Transition Period” shall be deemed to end on the Philippines Transfer Date and (iv) “TEDGUS” shall be deemed references to “TotalEnergies Distributed Generation Philippines, Inc.”
7.    Philippines Pension Plan Account. Notwithstanding anything to the contrary in Section 7.04 of the Purchase Agreement or the Reorganization Agreement, the Philippines Pension Plan Account, which is set forth as item 5 on Schedule 1.01(c), shall not transfer to Buyer and its Affiliates effective as of the Closing, and, instead, Seller shall, and Seller shall cause its Affiliates to, transfer the Philippines Pension Plan Account to Philippines HoldCo as promptly as reasonably practicable after all Philippines Business Employees and their respective employment have been transferred to Philippines HoldCo.

8.    Insurance Policy. Notwithstanding anything to the contrary in Section 5.08(a) of the Purchase Agreement, each Party acknowledges and agrees that the Insurance Policy set forth as item 1 of Schedule 3.21(a) will not transfer to Buyer.

9.    Amendments to Exhibits to Purchase Agreement. The Exhibits to the Purchase Agreement are hereby amended as follows:

a)    The Parent Company Guaranty Report attached to Schedule 1.01(b) as Annex 1.01(b)-1 is hereby deleted in its entirety and replaced with the Parent Company Guarantee Report attached hereto as Exhibit E.
b)    The Restructuring Steps Plan attached to the Purchase Agreement as Exhibit H is hereby deleted in its entirety and replaced with the Restructuring Steps Plan attached hereto as Exhibit F.

10.    Amendments to Disclosure Schedules. Schedule 5.04(a) of the Disclosure Schedules is hereby deleted in its entirety and replaced with the Schedule 5.04(a) attached hereto as Exhibit G.

11.    Sublease Agreement. TEDGUS and Seller shall enter into a sublease agreement substantially in the form attached hereto as Exhibit H.

12.    Reorganization Agreement.

a)    Each Party acknowledges and agrees that Exhibit I hereto will be added to Schedule 5.1(b)(i) of the Reorganization Agreement and shall be deemed to be a part of such Schedule 5.1(b)(i) to the Reorganization Agreement as if they had been fully set forth therein.

b)    References to “Schedule 5(b)(i)” and “Schedule 5(b)(ii)” in Section 5.1(b) of the Reorganization Agreement shall hereby be replaced with “Schedule 5.1(b)(i)” and “Schedule 5.1(b)(ii)”, respectively.

13.    Miscellaneous. Each Party acknowledges and agrees that this letter agreement shall be deemed to be part of the Purchase Agreement. Each Party further acknowledges and agrees that (i) the TSLTA, (ii) the Remaining Contracts Agreement and (iii) the Seller Guaranty shall each constitute a Transaction Document for all purposes of the Purchase Agreement and the other Transaction Documents. Except as expressly modified by this letter agreement, the Purchase Agreement and each other Transaction Document and all of the terms, conditions and covenants contained herein and therein are valid and shall remain in full force and effect.

14.    In the event that any terms or conditions of this Agreement conflict or are otherwise inconsistent with any terms or conditions of the Purchase Agreement or any other Transaction Agreement, the terms and conditions of this Agreement shall govern. The terms and provisions of Article XI of the Purchase Agreement shall apply to this letter mutatis mutandis as if set forth herein.

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Please confirm your agreement with the foregoing by signing and returning a copy of this letter agreement to the undersigned.

Very truly yours,

SUNPOWER CORPORATION, SYSTEMS

By:	/S/ GUTHRIE DUNDAS
Name:	Guthrie Dundas
Title:	President & CEO

SUNPOWER CORPORATION

By:	/S/ REGAN MACPHERSON
Name:	Regan MacPherson
Title:	Secretary

TOTALENERGIES DISTRIBUTED GENERATION USA, LLC

By:	/S/ ERIC POTTS
Name:	Eric Potts
Title:	CEO and President

ACKNOWLEDGED AND AGREED TO AS OF THE DATE FIRST SET FORTH ABOVE:

TOTALENERGIES RENEWABLES USA, LLC

By:	/S/ MARC-ANTOINE PIGNON
Name:	Marc-Antoine Pignon
Title:	CEO